Exhibit 99.1

JDA Investor Relations Contact:
Mike Burnett, GVP, Treasury and Investor Relations
Tel: 480-308-3392; mike.burnett@jda.com

JDA Public Relations Contact:
Beth Elkin, Senior Director, Corporate Communications
Tel: 469-357-4225; beth.elkin@jda.com

JDA Software Adds Richard M. Haddrill to Board of Directors
Scottsdale, Arizona — January 5, 2011 — JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, today announced that Richard M. Haddrill was appointed to the company’s board of directors on January 1, 2011. Haddrill brings valuable expertise and extensive leadership experience with software and supply chain management companies to the JDA board of directors. He has been appointed to the board’s audit, compensation, and nominating and governance committees.
Since 2004 Haddrill has served as president, chief executive officer and a member of the board of directors of Bally Technologies, Inc., a worldwide gaming company that designs, manufactures, distributes and operates gaming devices and computerized monitoring, accounting and player-tracking systems for gaming devices. Prior to joining Bally Technologies, Haddrill was the chief executive officer and a member of the board of directors of Manhattan Associates, Inc., a global software solutions company in the supply chain industry. Haddrill also previously served as the president, chief executive officer and as a member of the board of directors of Powerhouse Technologies, Inc., a technology and gaming company, and as an area managing partner for Ernst & Young LLP.
“We are pleased to welcome Dick as a valued member of the JDA board of directors,” said James D. Armstrong, chairman of the board of directors, JDA Software. “As JDA continues to grow and expand its position as The Supply Chain Company, Dick brings the leadership skills, as well as the knowledge of supply chain and technology industries, to immediately add value to the stakeholders of JDA.”
About JDA Software Group, Inc.
JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, is the leading provider of innovative supply chain management, merchandising and pricing excellence solutions worldwide. JDA empowers more than 6,000 companies of all sizes to make optimal decisions that improve profitability and achieve real results in the discrete and process manufacturing, wholesale distribution, transportation, retail and services industries. With an integrated solutions offering that spans the entire supply chain from materials to the consumer, JDA leverages the powerful heritage and knowledge capital of acquired market leaders including i2 Technologies®, Manugistics®, E3®, Intactix® and Arthur®. JDA’s multiple service options, delivered via the JDA® Private Cloud, provide customers with flexible configurations, rapid time-to-value, lower total cost of ownership and 24/7 functional and technical support and expertise. To learn more, visit www.jda.com or e-mail info@jda.com.
“JDA” is a trademark or registered trademark of JDA Software Group, Inc. Any trade, product or service name referenced in this document using the name “JDA” is a trademark and/or property of JDA Software Group, Inc.
JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, AZ 85260